Exhibit 10.7
FORM OF PERFORMANCE UNIT AWARD AGREEMENT

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
MARRIOTT VACATIONS WORLDWIDE CORPORATION
2020 EQUITY INCENTIVE PLAN
THIS AGREEMENT (the “Agreement”) is made on <<GRANT DATE>> (the “Grant Date”) by MARRIOTT VACATIONS WORLDWIDE CORPORATION (the “Company”) and <<PARTICIPANT NAME>> (“Employee”).
WITNESSETH:
WHEREAS, the Company maintains the Marriott Vacations Worldwide Corporation 2020 Equity
Incentive Plan, as it may be amended from time to time (the “Plan”); and
WHEREAS, the Company wishes to award to designated employees certain Restricted Stock Unit awards
(“RSUs”) as provided in Article 8 of the Plan with performance-based vesting criteria; and
WHEREAS, Employee has been approved by the Compensation Policy Committee (including any delegate thereof, the “Committee”) of the Company’s Board of Directors (the “Board”) to receive an award of RSUs under the Plan;
NOW, THEREFORE, it is agreed as follows:
1. Prospectus. Employee has been provided with, and hereby acknowledges receipt of, a Prospectus for the Plan dated May 10, 2024, which contains, among other things, a detailed description of the RSU award provisions of the Plan. Employee further acknowledges that Employee has read the Prospectus and this Agreement, and that Employee understands the provisions thereof.
2. Interpretation. The provisions of the Plan are incorporated herein by reference and form an integral part of this Agreement. Except as otherwise set forth herein, capitalized terms used herein shall have the meanings given to them in the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan shall govern. A copy of the Plan is available from the Compensation Department of the Company upon request. All decisions and interpretations made by the Committee or its delegate with regard to any question arising hereunder or under the Plan shall be binding and conclusive.
3. Grant of RSUs. Subject to the terms and conditions of the Plan, Employee’s acceptance of this Agreement and satisfaction of the tax provisions of any policy of the Company regarding international assignments, if applicable, this award (the “Award”) of <<QTY GRANTED>> RSUs at target is made as of the Grant Date.
4. RSU and Common Share Rights. The RSUs awarded under this Agreement shall be recorded in a Company book-keeping account and shall represent Employee’s unsecured right to receive from the Company the transfer of title to shares of Common Stock of the Company (“Common Shares”) earned in accordance with paragraph 5 below and Appendix A attached hereto, provided that Employee has satisfied the Conditions of Transfer set forth in paragraph 6 below and subject to the satisfaction of the provision on withholding taxes set forth in paragraph 10 below. On the applicable Settlement Date set forth below, the Company shall reverse the book-keeping entry for all of the RSUs and transfer a number of Common Shares equal to the portion of the RSUs that is earned in accordance with paragraph 5 below and Appendix A hereto (which number of Common Shares may be reduced by the number of shares withheld to satisfy withholding taxes as set forth in paragraph 10 below, if share reduction is the method utilized for satisfying the tax withholding obligation) to an individual brokerage account (the “Account”) established and maintained in Employee’s name; provided, however, that in the event that the Company does not have sufficient shares available for issuance under the Plan on the applicable Settlement Date to settle the earned RSUs in Common Shares, the Company will deliver to Employee, in cash, less applicable tax withholding, the equivalent economic value of the Common Share shortfall based on the Fair Market Value of the Common Shares on the applicable Settlement Date or, if the markets are closed on the applicable Settlement Date, then on the last trading day prior to the applicable Settlement Date. Any RSUs which are not earned in accordance with paragraph 5 and Appendix A shall be forfeited effective as of the last day of the Performance Period or Extended Stock Performance Period (as defined in Appendix A). Employee shall have all the rights of a stockholder with respect to the Common Shares transferred to the Account, including but not limited to the right to vote the Common Shares, to sell, transfer, liquidate or otherwise dispose of the Common Shares, and to receive all dividends or other distributions paid or made with respect to the Common Shares from the time they are deposited in the Account. Employee shall have no voting, transfer, liquidation, dividend or other rights of a Common Share stockholder with respect to the RSUs and/or the Common Shares underlying the RSUs prior to such time that such Common Shares are transferred, if at all, to the Account.
5. Vesting and Settlement of the RSUs. Except as otherwise provided in paragraph 8 below and subject to paragraph 6 below, on a Settlement Date the Employee shall vest in a number of RSUs, if any, based upon the achievement of specified levels of performance during the Performance Period or Extended Stock Performance Period, as set forth in Appendix A hereto. For purposes of this Agreement, a “Settlement Date” shall be a date established by the Committee on or after the date on which the Committee determines the level of achievement with respect to the performance criteria set forth in Appendix A, which Settlement Date shall be no later than the 15th day of the third month following the month in which the Performance Period or Extended Stock Performance Period, as applicable, ends. Notwithstanding the foregoing, in the event that a Settlement Date is a Saturday, Sunday or other day on which stock of the Company is not traded on the New York Stock Exchange or another national exchange, then such Settlement Date shall be the next following day on which the stock of the Company is traded on the New York Stock Exchange or another national exchange.
6. Conditions of Transfer. Except as otherwise provided in paragraph 8 below, with respect to any RSUs awarded to Employee under this Agreement, as a condition of Employee receiving a transfer or other payment in accordance with paragraph 4 above of any Common Shares earned in accordance with paragraph 5 and Appendix A, Employee shall meet all of the following conditions during the entire period from the Grant Date hereof through the Settlement Date relating to such RSUs:
(a)Employee must continue to be an active employee of the Company or any Subsidiary (“Continuous Employment”); [provided, that for purposes of this Agreement, Continuous Service shall include Employee’s agreement or offer to serve in a new employment capacity or position, on the Board, and/or as a consultant to the Company immediately following Employee’s termination of employment, even if the Company does not accept or agree to continue Employee’s service in such position or capacity; provided, further, that Employee shall not experience Continuous Service after June 30, 2029;]1
(b) Except to the extent prohibited or unenforceable under applicable law, Employee must refrain from Engaging in Competition (as defined in Section 2.17 of the Plan) without first having obtained the written consent thereto from the Company (“Non-competition”); provided, that to the extent of any conflict between such provisions and the covenants set forth in that certain Employment Agreement between Employee and the Company, dated February 16, 2026 (the “Employment Agreement”), the Employment Agreement covenants shall control; and
(c) Employee must refrain from engaging in conduct that would constitute “Cause” for termination of employment under the Employment Agreement (“No Improper Conduct”).
If Employee should fail to meet the requirements relating to (i) Continuous Employment, (ii) Non- competition, or (iii) No Improper Conduct, then Employee shall forfeit the right to earn any RSUs granted hereunder, and Employee shall accordingly forfeit the right to receive the transfer of title to any Common Shares underlying such RSUs or other payment in respect thereof. The forfeiture of rights with respect to RSUs (and corresponding Common Shares) shall not affect the rights of Employee with respect to any Common Shares the title of which has already been transferred to the Account.
7. Non-Assignability. The RSUs shall not be assignable or transferable by Employee except by will or by the laws of descent and distribution.
8. Effect of Termination of Employment.
(a)In the event Employee’s Continuous Employment is terminated prior to the end of the Performance Period on account of Employee’s death or Disability (as defined in Section 2.14 of the Plan), and if Employee had otherwise met the requirements of Continuous Employment, Non-competition and No Improper Conduct
____________________________
1 For Avril only.

from the Grant Date through the date of such death or Disability, and such death or Disability occurs prior to the last twelve (12) months of the Performance Period, then, immediately upon such termination of employment due to death or Disability, a portion of Employee’s RSUs granted will vest and be settled in accordance with paragraph 4, with the date of death or Disability deemed to be the Settlement Date for purposes of such paragraph, based on the greater of (A) fifty percent (50%) of target performance or (B) Actual Performance (defined below) as of the date of termination and prorated based on a fraction, the numerator of which is the number of days from January 1, 2026 through the date of termination, and the denominator of which is 1,096 (the number of days in the Performance Period), provided, however, that if such termination occurs during the last twelve (12) months of the Performance Period, the Employee’s RSUs will vest based on Actual Performance as of the date of termination and prorated based on a fraction, the numerator of which is the number of days from January 1, 2026 through the date of termination, and the denominator of which is 1,096 (the number of days in the Performance Period). For purposes of the Agreement, “Actual Performance” means (i) the Highest Four-Quarter Adjusted EBITDA as defined in Appendix A, but calculated effective through the most recent quarter-end as of the date of termination, and (ii) the Highest Average Stock Price as defined in Appendix A≤ but calculated effective through the trading day prior to the date of termination. In the case of Employee’s death, Employee’s rights hereunder with respect to any such RSUs that vest shall inure to the benefit of Employee’s executors, administrators, personal representatives and assigns. The RSUs that do not vest in accordance with this paragraph shall be immediately forfeited upon such termination due to death or Disability.
(b) In the event Employee’s Continuous Employment is terminated prior to the end of the Performance Period on account of a termination by the Company (other than for Disability or Cause) or by Employee for Good Reason [or in connection with the Leadership Transition]2, and not in connection with either a Change in Control [or a Leadership Transition]3 (with all such terms defined as set forth in that the Employment Agreement), and if Employee had otherwise met the requirements of Continuous Employment, Non-competition and No Improper Conduct from the Grant Date through the date of such termination of employment, and provided that Employee continues to meet the requirements of Non-competition and No Improper Conduct and signs (but in no event later than forty-five (45) days following the date of termination), and do not subsequently revoke during the applicable revocation period, the Separation Agreement and General Release (as defined in the Employment Agreement), then Employee’s rights hereunder with respect to a portion of Employee’s RSUs Earned (as defined in Appendix A) based on the achievement of the applicable goal prior to the date of termination will vest in full as of the date of termination and be settled in accordance with paragraph 4, with the date of termination deemed to be the Settlement Date for purposes of such paragraph; provided, that in the event Employee has not Earned any portion of the RSUs as of the date of termination, then the RSUs will vest (and be settled in accordance with paragraph 4, with the date of termination deemed to be the Settlement Date for purposes of such paragraph) pro rata at target performance based on a fraction, the numerator of which is the number of days from January 1, 2026 through the date of termination, and the denominator of which is 1,096 (the number of days in the Performance Period). The RSUs that do not vest in accordance with this paragraph shall be immediately forfeited upon such termination of employment.
(c) In the event Employee’s Continuous Employment is terminated prior to the end of the Performance Period on account of a termination by the Company (other than for Disability or Cause) or by Employee for Good Reason, in each case, in connection with either a Change in Control, but not a Leadership Transition, and if Employee had otherwise met the requirements of Continuous Employment, Non-competition and No Improper Conduct from the Grant Date through the date of such termination of employment, and provided that Employee continues to meet the requirements of Non-competition and No Improper Conduct and signs (but in no event later than forty-five (45) days following the date of termination), and do not subsequently revoke during the applicable revocation period, the Separation Agreement and General Release, then a portion of Employee’s RSUs granted will vest and be settled in accordance with paragraph 4, with the date of termination deemed to be the Settlement Date for purposes of such paragraph, based on: (i) if such termination occurs prior to February 16, 2027, the greater of (A) thirty-three percent (33%) of target performance or (B) Actual Performance as of the date of termination, (ii) if such termination occurs on or after February 16, 2027 and prior to February 16, 2028, any RSUs Earned based on the achievement of the
___________________________
2 For Flaskey only.
3 For Avril only.

applicable threshold will vest in full as of the date of termination; provided, that in the event Employee has not Earned any portion of the RSUs as of the date of termination, then the RSUs will vest pro rata at target performance based on a fraction, the numerator of which is the number of days from January 1, 2026 through the date of termination, and the denominator of which is 1,096 (the number of days in the Performance Period), and the remaining unvested RSUs shall be immediately forfeited upon such termination, and (iii) if such termination occurs on or after February 16, 2028, the greater of (A) sixty-seven percent (67%) of target performance or (B) Actual Performance as of the date of termination. The RSUs that do not vest in accordance with this paragraph shall be immediately forfeited upon such termination of employment.
(d) [Reserved]4 [In the event Employee’s Continuous Employment is terminated prior to the end of the Performance Period upon a Leadership Transition, and if Employee had otherwise met the requirements of Continuous Employment, Non-competition and No Improper Conduct from the Grant Date through the date of such termination of employment, Employee shall continue to be eligible to vest in the RSUs based on actual performance through the end of the Performance Period or Extended Stock Performance Period, as applicable, in each case, without regard to any subsequent Continuous Employment requirement.]5
(e) In the event Employee’s Continuous Employment is terminated prior to the Settlement Date for any reason other than those specified in (a), (b), (c) or (d) above, Employee shall immediately forfeit all of the RSUs granted hereunder.
Except as set forth in paragraph 8(a) above, no other transfer of rights with respect to RSUs shall be permitted pursuant to this Agreement.
9. Non-Solicitation. In consideration of good and valuable consideration in the form of the RSUs granted herein to which Employee is not otherwise entitled, the receipt and sufficiency of which are hereby acknowledged, and in recognition of the Company’s and its Subsidiary’s legitimate purpose of avoiding for limited times competition from persons whom the Company or its Subsidiary has trained and/or given experience, except to the extent prohibited or unenforceable under applicable law, Employee agrees that during the period beginning on the Grant Date and ending one year following Employee’s termination of employment with the Company and its Subsidiaries, whether such termination of employment is voluntary or involuntary or with or without cause, Employee will not, on Employee’s own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly contact, solicit or induce (or attempt to solicit or induce) any employee of the Company or any Subsidiary with whom Employee had material contact during Employee’s employment to leave their employment with the Company or a Subsidiary, or consider employment with any other person or entity. Employee and the Company agree that any breach by Employee of the non-solicitation obligation under this paragraph will cause the Company or the relevant Subsidiary immediate, material and irreparable injury and damage, and there is no adequate remedy at law for such breach. Accordingly, in the event of such breach, in addition to any other remedies it may have at law or in equity, the Company shall be entitled immediately to seek enforcement of this Agreement in a court of competent jurisdiction by means of a decree of specific performance, an injunction without the posting of a bond or the requirement of any other guarantee, any other form of equitable relief. This provision is not a waiver of any other rights that the Company or any Subsidiary may have under this Agreement, including the right to receive money damages.
10. Taxes. The transfer of Common Shares on the Settlement Date, pursuant to paragraphs 4, 6 and 8 above, shall be subject to the further condition that the Company shall provide for the withholding of any taxes required by federal, state, or local law in respect of the Settlement Date by reducing the number of RSUs to be transferred to the Account or by such other manner as the Committee shall determine in its discretion.
11. Consent. By executing this Agreement, Employee consents to the collection, maintenance and processing of Employee’s personal information (such as Employee’s name, home address, home telephone number and email address, social security number, assets and income information, birth date, hire date, termination date, other employment information, citizenship, marital status) by the Company or a Subsidiary and the Company’s service providers for the purposes of (i) administering the Plan (including ensuring that the conditions of transfer are satisfied from the Grant Date through the Settlement Date), (ii) providing Employee with services in connection
___________________________
4 For Flaskey only.
5 For Avril only.

with Employee’s participation in the Plan, (iii) meeting legal and regulatory requirements and (iv) for any other purpose to which Employee may consent (“Permitted Purposes”). Employee’s personal information will not be processed for longer than is necessary for such Permitted Purposes. Employee’s personal information is collected from the following sources:
(a) from this Agreement, investor questionnaires or other forms that Employee submits to the Company or a Subsidiary or contracts that Employee enters into with the Company or a Subsidiary;
(b) from Employee’s transactions with the Company, the Company’s affiliates and service providers;
(c) from Employee’s employment records with the Company or a Subsidiary; and
(d) from meetings, telephone conversations and other communications with Employee.
In addition, Employee further consents to the Company or a Subsidiary disclosing Employee’s personal information to the Company’s third party service providers and affiliates and other entities in connection with the services the Company provides related to Employee’s participation in the Plan, including:
(a) financial service providers, such as broker-dealers, custodians, banks and others used to finance or facilitate transactions by, or operations of, the Plan;
(b) other service providers to the Plan, such as accounting, legal, or tax preparation services;
(c) regulatory authorities; and
(d) transfer agents, portfolio companies, brokerage firms and the like, in connection with distributions to Plan participants.
Where Employee’s personal information is provided to such third parties, the Company requires (to the extent permitted by applicable law) that such parties agree to process Employee’s personal information in accordance with the Company’s instructions.
Employee’s personal information is maintained on the Company’s or a Subsidiary’s networks and the networks of the Company’s service providers, which may be in the United States or other countries other than the country in which this Award was granted. Employee acknowledges and agrees that the transfer of Employee’s personal information to the United States or other countries other than the country in which this Award was granted is necessary for the Permitted Purposes. To the extent (if any) that the provisions of the European Union’s Data Protection Directive (Directive 95/46/EC of the European Parliament and of the Council) and/or applicable national legislation derived from such Directive apply, then by executing this Agreement Employee expressly consents to the transfer of Employee’s personal information outside of the European Economic Area. Employee may access Employee’s personal information to verify its accuracy, update Employee’s personal information and/or request a copy of Employee’s personal information by contacting Employee’s local Human Resources representative. Employee may obtain account transaction information online or by contacting the Plan record keeper as described in the Plan enrollment materials. By accepting the terms of this Agreement, Employee further agrees to the same terms with respect to other Awards Employee received in any prior year under the Plan.
12. No Additional Rights. Benefits under the Plan are not guaranteed. The grant of this Award is a one-time benefit and does not create any contractual or other right or claim to any future grants of Awards under the Plan, nor does a grant of Awards guarantee future participation in the Plan. The value of Employee’s Awards is an extraordinary item outside the scope of Employee’s employment contract, if any. Employee’s Awards are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-term service awards, pension or retirement benefits (except as otherwise provided by the terms of any U.S.-qualified retirement or pension plan maintained by the Company or any of its subsidiaries), or similar payments. By accepting the terms of this Agreement, Employee further agrees to these same terms and conditions with respect to any other Awards Employee received in any prior year under the Plan.
13. Recapitalization, Reorganization, Unusual Events. Certain events affecting the Common Shares of the Company and mergers, consolidations and reorganizations affecting the Company may affect the number or type of securities deliverable upon vesting of the RSUs, as set forth in Section 4.2 of the Plan. The Committee may make adjustments to this award of RSUs due to the occurrence of certain unusual or unforeseeable circumstances as set forth in Section 14.2 of the Plan.

14. Amendment of this Agreement. The Board of Directors may at any time amend, suspend or terminate the Plan or this Agreement; provided, however, that no amendment, suspension or termination of the Plan or this Agreement shall adversely affect this Agreement in any material way without the written consent of Employee unless otherwise permitted by Article 14 of the Plan. If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to the scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed and reformed by the appropriate judicial body by limiting and reducing such provision or provisions, so as to be enforceable to the maximum extent compatible with the applicable law.
15. Notices. Notices hereunder shall be in writing, and if to the Company, may be delivered personally to the Compensation Department or such other party as designated by the Company or mailed to its principal office at 7812 Palm Parkway, Orlando, Florida 32836, addressed to the attention of the Vice President, Talent Rewards, and if to Employee, may be delivered personally or mailed to Employee at his or her address on the records of the Company.
16. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent provided in paragraph 8(a) above and in the Plan, to the personal representatives, legatees and heirs of Employee.
17. No Effect on Employment. This agreement is not a contract of employment or otherwise a limitation on the right of the Company to terminate the employment of Employee or to increase or decrease Employee’s compensation from the rate of compensation in existence at the time this Agreement is executed.
18. Additional (Non-U.S.) Terms and Conditions. RSUs awarded under this Agreement shall be subject to additional terms and conditions, as applicable, set forth in the Company’s Policies for Global Compliance of Equity Compensation Awards, which are attached in the Appendix hereto and shall be incorporated herein fully by reference.
19. Clawback Policy. RSUs awarded under this Agreement, as well as any Common Shares issued with respect to such RSUs, shall be subject to the Clawback Policy adopted by the Committee on February 13, 2014, and any successor policy thereto, to the extent that at any relevant time Employee is subject to such policy in accordance with its terms.
20. Good Faith. The parties to this Agreement shall, in exercising their respective rights and complying with their respective obligations under this Agreement (including when conducting any discussions or negotiations arising out of the application of any provisions of this Agreement, or any other document related to any matter arising hereunder, or exercising any discretion under them), at all times act in good faith.
IN WITNESS WHEREOF, MARRIOTT VACATIONS WORLDWIDE CORPORATION has caused this Agreement to be signed by its Chief Human Resources Officer, effective as of the Grant Date.

MARRIOTT VACATIONS WORLDWIDE
CORPORATION	EMPLOYEE

<<PARTICIPANT NAME>>

Chief Human Resources Officer	Signed Electronically

EXHIBIT A

TERMS OF PERFORMANCE UNIT AWARDS
For Transformation Award

Performance Criteria
The number of RSUs earned, if any, will be determined following the end of the Performance Period based on the Company’s achievement over the Performance Period with respect to two performance objectives: (1) Adjusted EBITDA and (2) Stock Price.
Performance Period
The “Performance Period” refers to the period from January 1, 2026 through December 31, 2028. The “Extended Stock Performance Period” refers to the six (6) month period immediately following the Performance Period (e.g., January 1, 2029 through June 30, 2029).
Payout Formula
The total number of RSUs earned over the Performance Period shall equal the following:
I.    Adjusted EBITDA Goals
A.The number of RSUs Earned (defined below) shall be determined based on the Highest Four-Quarter Adjusted EBITDA (defined below) performance and Earned upon achievement thereof, based on the following schedule:

Goal	Highest Four-Quarter Adjusted EBITDA	Payout as a % of Target	RSUs
	<$875	0%	0
Threshold	$875	50%	37,500
Target	$950	100%	75,000
Maximum	≥$1,100	200%	150,000
B. “Adjusted EBITDA” shall mean the adjusted EBITDA reported on the Company’s Forms 10-Q and 10-K, subject to adjustment pursuant to Section 4.2 and 14.2 of the Plan.
C. “Highest Four-Quarter Adjusted EBITDA” shall mean the Adjusted EBITDA over any four (4) consecutive quarters during the Performance Period.
D. “Earned”: Upon achievement of the Threshold, Target or Maximum Highest Four-Quarter Adjusted EBITDA above, the RSUs representing the Payout percentage in the above-referenced table shall be “Earned.” RSUs Earned hereunder are not subject to reduction. For avoidance of doubt, the RSUs Earned hereunder based on achievement of Adjusted EBITDA will be based on the highest goal Earned during any measurement period.

E. In the event that the Highest Four-Quarter Adjusted EBITDA falls between Threshold and Target levels or between Target and Maximum levels in the above referenced table, the Company shall use linear interpolation to determine the level Earned.
F. Vesting: Except as otherwise provided in the Agreement, the number of RSUs Earned based on Adjusted EBITDA Goals shall vest on December 31, 2028, and be distributed following the Committee’s certification of performance, which shall occur in accordance with MVW’s regular policies and practices, except that it shall not be later than contemplated in the Agreement.
II.    Stock Price Goals
A.The number of RSUs Earned (defined below) shall be determined based on the Highest Average Stock Price performance, and Earned upon achievement thereof, based on the following schedule:

Goal	Highest Average Stock Price	Payout as a % of Target	RSUs
	<$115	0%	0
Threshold	$115	50%	37,500
Target	$145	100%	75,000
Maximum	≥$215	200%	150,000

B. “Highest Average Stock Price” shall mean the highest average closing price of VAC Common Stock over any thirty (30) consecutive trading days during the Performance Period or the Extended Stock Performance Period.
C. “Earned”: Upon achievement of the Threshold, Target or Maximum Highest Average Stock Price above, the RSUs representing the Payout percentage shall be “Earned.” RSUs Earned hereunder are not subject to reduction; provided, however, that any Earned and vested RSUs at the end of the Performance Period shall count towards any Payout at a higher goal at the end of the Extended Stock Performance Period. For the avoidance of doubt, the total number of RSU’s Earned hereunder based on achievement of Highest Average Stock Price will be based on the highest goal Earned at any time during either Performance Period or the Extended Stock Performance Period.
D. In the event that the Highest Average Stock Price falls between Threshold and Target levels or between Target and Maximum levels in the above referenced table, the Company shall use linear interpolation to determine the level Earned.
E. Vesting: Except as otherwise provided in the Agreement, the number of RSUs Earned based on Stock Price Goals shall vest on December 31, 2028, or June 30, 2029, as applicable, and be distributed following the Committee’s certification of performance, which shall occur in accordance with MVW’s regular policies and practices.